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                                                              EXHIBIT (h)(28)(c)

                                AYCO SERIES TRUST

            AMENDMENT NO. 4 TO THE ADMINISTRATIVE SERVICES AGREEMENT

     THIS AMENDMENT No. 4, dated as of June 11, 2003, to the Administrative Services Agreement, dated as of November 20, 2000, as amended from time to time, by and among Ayco Series Trust, a Delaware statutory trust ("Trust"), American General Life Insurance Company ("Company"), and The Ayco Company, L.P., a Delaware limited partnership ("Adviser") (referred to herein as the "Administrative Services Agreement"), shall be as follows:

     WHEREAS, the Administrative Services Agreement recites that the Trust, the Company and Mercer Allied Company, L.P. ("Distributor") have entered into a Participation Agreement, dated as of November 20, 2000, as such Participation Agreement would be amended from time to time (referred to herein as the "Participation Agreement"); and

     WHEREAS, on April 14, 2003, the Adviser and The Goldman Sachs Group, Inc. ("GSG") entered into an agreement pursuant to which GSG will acquire all of the outstanding voting securities of the Adviser and the Distributor so that, among other things, the Adviser and the Distributor will become direct or indirect wholly-owned subsidiaries of GSG (the "Transaction"); and

     WHEREAS, the Transaction is expected to close on or about July 1, 2003 ("Closing Date"); and

     WHEREAS, the Participation Agreement was amended on June 11, 2003, to permit the Participation Agreement to remain in full force and effect under its existing terms following the Closing Date; and

     WHEREAS, each of the Trust, the Company and the Adviser desires to provide written consent to the continuation of the Administrative Services Agreement such that the Administrative Services Agreement will remain in full force and effect on and after the Closing Date on the existing terms of the Administrative Services Agreement;

     NOW, THEREFORE, each of the Trust, the Company and the Adviser hereby provides written consent to the continuation of the Administrative Services Agreement following the consummation of the Transaction, and agrees that, except as modified and amended hereby, the Administrative Services Agreement is hereby ratified and confirmed and will be in full force and effect in accordance with its existing terms on or after the Closing Date.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 to be executed by a duly authorized officer in one or more counterparts as of the day and year first written above.

AYCO SERIES TRUST                         AMERICAN GENERAL LIFE INSURANCE
                                          COMPANY


By:                                       By:
     ---------------------------------         ---------------------------------


THE AYCO COMPANY, L.P.


By:  HAMBRE, INC., in its capacity as
     general partner of  The Ayco
     Company, L.P.


By:
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